Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

First Keystone Corporation

Berwick, Pennsylvania

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 16, 2018, relating to the consolidated financial statements, and the effectiveness of First Keystone Corporation’s internal control over financial reporting of First Keystone Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
Harrisburg, Pennsylvania

November 2, 2018